UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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First National Bancshares, Inc.
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215 N. Pine Street
Spartanburg, S.C. 29302

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

We cordially invite you to attend the 2009 Annual Meeting of Shareholders of First National Bancshares, Inc., the holding company for First National Bank of the South.  We hope that you can attend the meeting and look forward to seeing you there.  This letter serves as your official notice that we will hold the meeting on Tuesday, July 14, 2009, at 10:00 a.m. at the Spartanburg Marriott at Renaissance Park at 299 North Church Street, Spartanburg, South Carolina.  Your participation in this meeting is very important for the following purposes:

1.	To elect five members to the board of directors of the company;

2.	To amend First National Bancshares, Inc.’s Articles of Incorporation to increase the authorized shares of common stock from 10,000,000 shares to 100,000,000 shares;

3.
To authorize First National Bancshares, Inc.'s board of directors to adjourn the annual meeting to allow time for  further solicitation of proxies in the event there are insufficient votes present at the annual meeting, in person or  by proxy, to approve the proposed amendment to First National Bancshares, Inc.’s Articles of Incorporation; and

4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Only Shareholders owning our common stock at the close of business on June 5, 2009 are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at our main office prior to the meeting.

Your vote is important.  Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  No matter your level of ownership in the company, or whether or not you plan to attend this meeting in person, we encourage you to vote promptly using the enclosed voting materials.

By order of the board of directors,

Jerry L. Calvert Vice Chairman, President and CEO	C. Dan Adams Chairman

Spartanburg, South Carolina
June 5, 2009

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FIRST NATIONAL BANCSHARES, INC.
215 N. Pine Street
Spartanburg, South Carolina 29302

Proxy Statement for Annual Meeting of
Shareholders to be Held on July 14, 2009

Our board of directors is soliciting proxies for the 2009 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

Voting Information

The board of directors has set June 5, 2009, as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 6,403,679 shares outstanding on the record date of June 5, 2009.  A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.  If you hold your shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote and also are invited to attend the annual meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares.  Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote your shares.

When you sign the proxy card, you appoint Jerry L. Calvert and C. Dan Adams as your representatives at the meeting.  Mr. Calvert and Mr. Adams will vote your proxy as you have instructed them on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Calvert and Mr. Adams will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors”; for approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock; and to authorize the board to adjourn the annual meeting for further solicitation of proxies, if necessary to approve the amendment to the Articles of Incorporation.  However, if any other matters come before the meeting, Mr. Calvert and Mr. Adams will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close for the respective method of voting at the meeting.  You may do this by signing and delivering another proxy with a later date by mail by the closing of business on Friday, July 10, 2009, by entering a new vote by telephone or over the Internet (following the instructions on the enclosed proxy card) or by voting in person at the meeting.  Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members.  Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon.  A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal. Except in regards to the election of directors, when a quorum is present at a meeting, action on a matter is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the express provision of the statutes, Articles or Bylaws require a higher vote, in which case the express provision shall govern.  Directors shall be elected by a plurality vote of the shareholders.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders.  Upon written or oral request, we will promptly deliver a separate copy of our annual report, our annual report on Form 10-K or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered.  Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.  We are distributing this proxy statement on or about June 15, 2009.

Important Notice of Internet Availability. The proxy statement and the 2008 Annual Report on Form 10-K are available to the public for viewing on the Internet in the investor relations section of our website at www.fnbwecandothat.com.  In addition, the above items and other SEC filings are also available to the public on the SEC's website on the Internet at www.sec.gov.

Proposal No. 1: Election of Directors

The board of directors is divided into three classes with staggered terms, so that the terms of approximately one-third of the board members expire at each annual meeting.  The current terms of the Class I directors, whose names are listed below, will expire at the meeting:

Class I
Jerry L. Calvert
Mellnee G. Buchheit
W. Russel Floyd, Jr.
I.S. Leevy Johnson
Norman F. Pulliam

Shareholders will elect five nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2012 Annual Meeting of Shareholders.  The directors will be elected by a plurality of the votes cast at the meeting.  This means that the five nominees receiving the highest number of votes will be elected.

The board of directors recommends that you elect Jerry L. Calvert, Mellnee G. Buchheit, W. Russel Floyd, Jr., I.S. Leevy Johnson and Norman F. Pulliam as Class I directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Calvert and Mr. Adams will vote your proxy to elect Mr. Calvert, Ms. Buchheit, Mr. Floyd, Mr. Johnson and Mr. Pulliam.  If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Calvert and Mr. Adams will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees. With the exception of Mr. Johnson, each of the nominees is also an organizer and director of our company’s subsidiary, First National Bank of the South, and has served in this capacity since each company’s inception in 1999.  Mr. Johnson joined our board and the board of our subsidiary bank in February of 2008, following the merger of Carolina National Corporation (“Carolina National”) with and into First National.

Mellnee G. Buchheit, 61, Class I director, has been the president of Buchheit News Management, Inc., a firm specializing in media investments, since 1993.  She also serves as a director for Wayne Printing Co., Inc. and Hometown News, Inc.  Ms. Buchheit graduated from Winthrop University with a degree in education in 1969.

Jerry L. Calvert, 60, Class I director, is the president and chief executive officer of First National Bancshares, Inc. and the First National Bank of the South.  He is a native of South Carolina and has over 30 years of banking experience in the Greenville and Spartanburg markets.  Mr. Calvert was the senior vice president and regional manager for American Federal Bank from 1984 until March 1999, when he resigned to help organize First National Bank of the South.  Mr. Calvert is a retired Lieutenant Colonel in the U.S. Marine Reserves and a Vietnam veteran.  Mr. Calvert graduated from Wofford College in 1974 with a bachelor of arts degree in economics.

W. Russel Floyd, Jr., 59, Class I director, has been the president of W. R. Floyd Services, Inc., a funeral home, and W. R. Floyd Corporation, a cemetery operation located in Spartanburg, since 1978.  He has also served as the vice president of Piedmont Crematory since 1980.  He also has served as the president of Business Communications, Inc., a local provider of telephone services and equipment, since 1984.  Mr. Floyd graduated from the University of North Carolina – Chapel Hill in 1972 with a bachelor of science degree in business administration, and he received a bachelor of arts degree in psychology from the University of North Carolina – Charlotte in 1977.

I.S. Leevy Johnson, 66, Class I director, has been an attorney with Johnson, Toal & Battiste, P.A. since 1976. Mr. Johnson is also an owner of Leevy Johnson Funeral Home, Inc.

Norman F. Pulliam, 66, Class I director, was founder and formerly chairman of the board of Pulliam Investment Company, Inc., a real estate development and investment firm located in Spartanburg.  Mr. Pulliam served as board chairman from First National’s inception until June 2005, and now serves as chairman emeritus.  He is a graduate of Clemson University and Harvard University School of Business Administration.

Set forth below is also information about each of our other directors and named executive officers.  The terms of the Class II directors will expire at the 2010 Annual Shareholders Meeting.  The terms of the Class III directors expire at the 2011 Annual Shareholders Meeting.  The other directors who were organizers and original directors of our subsidiary bank and who have served in this capacity since each company’s inception in 1999 are as follows:  C. Dan Adams, Martha Cloud Chapman, C. Tyrone Gilmore, Sr., Benjamin R. Hines, Peter E. Weisman, Donald B. Wildman and Coleman L. Young, Jr.  The following directors joined our board and the board of our subsidiary bank in February of 2008, following the merger of Carolina National with and into First National:  Robert E. Staton, Sr., Joel A. Smith, III and William H. Stern.

C. Dan Adams, 49, Class III director, is the Chairman of our board of directors.  Mr. Adams has been the president and principal owner of The Capital Corporation of America, Inc., an investment banking company located in Greenville/Spartanburg, since 1991.  He is also president and owner of Southeastern Capital Partners, LLC, a private equity company that is affiliated with The Capital Corporation and invests in privately held companies. Southeastern currently has four (4) portfolio companies.  Mr. Adams graduated from the University of South Carolina Upstate in 1983 with a degree in business administration.  He graduated in 1989 from The Banking School of the South at Louisiana State University and is a Certified Commercial Investment member.

Martha Cloud Chapman, 86, Class III director, graduated from the University of North Carolina – Greensboro in 1942 with a degree in art.  Ms. Chapman previously was the first female board member of the Spartanburg County Foundation, the South Carolina Development Board, and the South Carolina Mining Council, and she served as the chairperson of Governor Jim Edward’s Inaugural Ball.  She has served as a board member of the Walker Foundation, Charles Lea Center Foundation, Queens College, Spartanburg Methodist College and the Music Foundation.

Dr. C. Tyrone Gilmore, Sr., 65, Class III director, is vice president/customer relations at Compass Learning, Inc.  He graduated from Livingstone College in 1965 with a bachelor of arts degree.  Dr. Gilmore earned his Master’s degree in 1971 from Converse College and received his Ed. S. in Educational Administration studies in 1976 from the University of South Carolina – Upstate.

Benjamin R. Hines, 52, Class II director, has been president of Spencer/Hines Properties, a commercial real estate firm located in Spartanburg, since 1986.  Mr. Hines graduated from Wofford College in 1978 with a bachelor’s degree in economics.

Joel A. Smith, III, 63, Class II director, has been Dean of the Moore School of Business since October of 2000.  From June of 1998 until August of 2000, Mr. Smith was President of the East Region of Bank of America.  Prior to that time, from 1991 through June of 1998, Mr. Smith was President of NationsBank Carolinas.  Additionally, he serves on the board of directors and the Audit and Governance Committees of Avanex Corporation, and the board of directors and on the Executive Committee for NETBANK, Inc., chairing the Compensation Committee.

Robert E. Staton, Sr., 62,  Class III director,  has been  Executive  Vice  President External  Relations for  Presbyterian  College  since  January 2007,  served as President of the United Way of South Carolina from May of 2002 until December of 2005 and was Chairman,  President and Chief Executive Officer of Colonial Life & Accident Insurance company from 1994 until his retirement in July of 2001.

William H. Stern, 52, Class II director, has been President of Stern & Stern and Associates, a commercial real estate development company, since 1984. Mr. Stern currently serves as Chairman of the South Carolina State Ports Authority.

Peter E. Weisman, 71, Class II director, is an owner and managing member of Peter Weisman/Kinney Hill Associates, LLC, a real estate development company established in 1989 and located in Spartanburg.  He graduated from the University of Pennsylvania in 1961 with a degree in architecture.

Donald B. Wildman, 59, Class II director, is a managing partner of the law firm of Johnson, Smith, Hibbard, and Wildman, LLP.  Mr. Wildman has been a transactions attorney with the firm since 1974.  He graduated from Wofford College in 1971 with a bachelor of arts degree and received his juris doctor from the University of South Carolina School of Law in 1974.

Coleman L. Young, Jr., 52, Class III director, has been the president of CLY, Inc., a dry cleaning business located in Spartanburg, since 1994.  Mr. Young also serves as property manager for Coleman Young Family Limited Partnership, a real estate development company, and is chairman of Upward Unlimited, a non-profit ministry headquartered in Spartanburg.    Mr. Young graduated from Clemson University in 1979 with a bachelor of science degree.

Kitty B. Payne, CPA, 38, is executive vice president and chief financial officer of First National Bancshares, Inc. and First National Bank of the South. She has over 15 years of experience in the financial services industry, including seven years with KPMG LLP as a senior tax manager where she worked extensively with community banks in the Carolinas. Ms. Payne received her bachelor’s degree in financial management and accounting from Clemson University in 1992.

         Roger B. Whaley, 62, served as executive vice president of First National Bancshares, Inc. from February 2008, following the merger of Carolina National Bank Corporation with and into First National Bancshares, Inc. until his resignation on January 30, 2009.  Prior to February 2008, Mr. Whaley served as a director, president and chief executive officer of Carolina National Corporation. Mr. Whaley was employed by an investment firm from November of 2000 until November 2001.  From 1971 until his retirement in August of 2000, Mr. Whaley was with Bank of America, where for the last four years of employment, he served as President of Bank of America, Oklahoma, and, in 1999, he also assumed responsibilities as Small Business Banking Executive for the Midwest (Arkansas, Illinois, Iowa, Kansas, Missouri and Oklahoma).

David H. Zabriskie, 47, is executive vice president and chief lending officer of First National Bank of the South. He has over 21 years of experience in the financial services industry, including 15 years in commercial lending. Mr. Zabriskie has also served as a bank examiner for the OCC and the OTS. Mr. Zabriskie received his bachelor’s degree in business administration from Furman University in 1984.

Proposal No. 2: Amendment to Articles of Incorporation to Increase Authorized Shares of Common Stock from
10,000,000 Shares to 100,000,000 Shares

Description of the Proposed Amendment

The board of directors of the company has approved, subject to shareholder approval, an amendment to the company’s Articles of Incorporation to increase the number of shares of common stock that the company is authorized to issue from 10,000,000 shares to 100,000,000 shares.

If approved by the company’s shareholders, the additional shares of authorized common stock will have rights identical to the shares of common stock currently authorized by the company’s Articles of Incorporation.

Current Capitalization of the Company

The company is a South Carolina bank holding company, which was organized in 1999 to serve as the holding company for First National Bank of the South, a national banking association, which opened for business in March of 2000 and currently operates thirteen full-service branches throughout the state of South Carolina.  The company’s Articles of Incorporation currently authorize the company to issue up to 10,000,000 shares of common stock, of which 1,200,000 shares were issued when the company was organized.   Since organizing the company in 1999, the board of directors has authorized the issuance of additional shares of common stock at various times to support the growth of the company.   These shares were authorized through a number of stock splits, dividends and a secondary public offering as well as grants of shares pursuant to shareholder-approved plans, to issue stock options and warrants and to issue shares of restricted stock to meet the company’s goals of recruitment and retention of its employee base.

As of June 5, 2009, a total of 9,150,653 shares of the company’s common stock were issued and outstanding or reserved for issuance, as detailed below, which results in 849,347 shares of common stock unreserved and available for future issuance:

•	6,403,679 shares issued and outstanding, including 106,981 shares held in treasury by the company;
•	309,737 shares subject to stock options granted under the company’s 2000 Stock Incentive Plan;
•	561,429 shares subject to stock warrants granted under the company’s Stock Warrant Agreements;
•	527,024 shares reserved for additional grants under the company’s 2000 Stock Incentive Plan;
•	1,028,784 shares reserved for the exchange of the company’s Series A Noncumulative Convertible Perpetual Preferred Stock; and
•	320,000 shares reserved for additional grants under the company’s 2008 Restricted Stock Plan.

The company is not permitted to grant shares in excess of the above amounts under the company’s 2000 Stock Incentive Plan or 2008 Restricted Stock Plan without shareholder approval.

Purpose of the Amendment

The board of directors believes that it is in the best interests of the company and its shareholders to increase the authorized shares of common stock of the company.  The additional common shares will give the company the flexibility to meet its future needs for unreserved common shares without the expense and delay associated with obtaining shareholder approval to effect an increase in authorized common shares when needed.

During 2008, adversity within the financial services industry and the economy in general contributed to an increase in the bank’s nonperforming assets and eroded our earnings. Based on the recent deterioration in the housing and real estate markets, including falling real estate prices, increasing foreclosures, and rising unemployment, and the negative impact these events have had on the financial services industry and banks’ loan portfolios, we believe that it is prudent to take all necessary steps to strengthen our capital position. In response to the decline in the residential housing market, we have taken what we believe to be an aggressive approach with respect to determining the probability of losses in our loan portfolio. In order to concentrate our efforts on the timely resolution and disposition of nonperforming and foreclosed assets, we have formed a special assets management group.  This group’s objective is the expedient workout/resolution of assigned loans and assets at the highest present value recovery. To that end, we have been carefully exploring a variety of capital-raising alternatives including issuance of additional shares of common stock.

The company will need to raise additional capital to absorb the potential losses associated with the disposition of its subsidiary bank’s nonperforming assets and to increase capital levels to meet the standards set forth by the Office of the Comptroller of the Currency (“OCC”).  Due to the financial condition of the bank, the OCC has required that our board of directors sign a consent order with the OCC which conveys specific actions needed to address certain findings from the OCC’s recent regulatory examination and to address our current financial condition.  We entered into a consent order with the OCC on April 27, 2009, which contains a list of strict requirements including a capital directive, which requires the bank to achieve and maintain minimum regulatory capital levels in excess of the statutory minimums to be well-capitalized, specifically to achieve and maintain Tier 1 capital at least equal to 11% of risk-weighted assets and at least equal to 9% of adjusted total assets by August 25, 2009.

Additional common shares may be issued by the company in connection with equity financing to raise capital, current or future equity compensation plans for the company’s directors, officers, and employees, and other corporate purposes. As of the date of this proxy statement, the board of directors does not have any understandings, agreements, or commitments to issue common stock of the company or to reserve additional common stock for issuance under the company’s current or future equity compensation plans.

Authority of the Board of Directors to Issue Additional Shares of Common Stock

If this amendment is approved and the company is authorized to issue additional shares of common stock, the board of directors will determine whether, when, and on what terms to issue the additional shares of common stock without further action by the company’s shareholders, unless shareholder approval is required by applicable law or securities exchange listing requirement in connection with a particular transaction.

Dilution to Existing Shareholders

Our shareholders do not have preemptive rights. Therefore, if we decide to issue additional shares of common stock, we would have the discretion to determine to whom we offer these additional shares and would not be obligated to first offer these shares to our existing shareholders. Except for a stock split or stock dividend, issuances of common shares will dilute the voting power and ownership of our existing shareholders and will dilute earnings per share of common stock. Depending on the price at which the shares are issued, an issuance may reduce the book value of the company’s common shares.

Vote Required to Approve the Amendment

For the amendment to be approved, a quorum must be present at the meeting, in person or by proxy, and two-thirds of the shares of common stock outstanding on the record date must be voted in favor of the amendment. Therefore, broker non-votes and abstentions will have the same impact as votes “against” the amendment. Broker non-votes and abstentions will count in determining whether a quorum is present at the meeting, in person or by proxy.

Procedure for Amending the Articles of Incorporation

If the amendment is approved by the affirmative vote of two-thirds of the shares of common stock outstanding on the record date, the amendment will become effective if, and when, the amendment to the Articles of Incorporation is filed with the Secretary of State of South Carolina.  Approval of the amendment by the shareholders will not require that the amendment to the Articles of Incorporation be filed, and our board of directors may decide to abandon the amendment after shareholder approval if they determine that it is in the best interest of the company to do so.  Shareholders have no dissenters’ rights or rights of appraisal with respect to the vote to approve this amendment.

The board of directors recommends that the shareholders vote FOR the amendment to the company’s Articles of Incorporation to increase the number of shares of common stock that the company is authorized to issue from  10,000,000 to 100,000,000.

Proposal No. 3: Authorization to Adjourn

At the meeting, our shareholders are being asked to consider and vote on a proposal to authorize the board of directors to adjourn the meeting to allow time for the further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the amendment to the Articles of Incorporation.

The board of directors recommends that the shareholders vote FOR the proposal to authorize the board of directors to adjourn the meeting to allow time for the further solicitation of proxies to approve the amendment to the Articles of Incorporation.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

The following table summarizes the compensation paid or earned by each of the named executive officers for the years ended December 31, 2008 and 2007.

Summary Compensation Table
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total

Jerry L. Calvert	2008	$286,000	-	-	-	-	-	39,180	$325,180
President, CEO and Director	2007	266,000	-	-	-	70,000	-	39,471	375,471
of the Company and the Bank

Kitty B. Payne	2008	162,616	-	-	5,681	-	-	12,644	180,941
Executive Vice President and Chief	2007	155,000	-	-	5,681	29,000	-	15,944	205,625
Financial Officer of the Company
and the Bank

Roger B. Whaley(5)	2008	184,615	-	-	-	-	-	191,699	376,314
Executive Vice President

David H. Zabriskie	2008	178,460	-	-	5,681	-	-	15,436	199,577
Executive Vice President and Chief	2007	$169,959	-	-	5,681	33,000	-	18,962	$227,602
Lending Officer of the Bank

(1)
The minimum base salaries of the named executive officers are specified in the employment agreements executed by each of the named executive officers, are subject to review annually by the compensation committee and are ratified by the company’s board of directors.  The base salary of each of the named executive officers, which is set forth in the Summary Compensation Table, has not increased subsequent to the execution of the executives’ employment agreements on December 31, 2008 due to the reduced profitability of the company.  See the “Meetings and Committees of the Board of Directors” section of this Proxy Statement for additional information on compensation for the named executive officers.

(2)
The amounts in this column reflect the dollar amount recognized as compensation expense for financial statement reporting purposes, in accordance with SFAS No. 123(R) which outlines the accounting requirements for awards pursuant to the company’s stock option plan and include amounts from vesting of awards granted prior to 2008.  Assumptions used in the calculation of these amounts are included in footnote 1 to the company’s audited financial statements for the fiscal year ended December 31, 2008, included in the company’s Annual Report on Form 10-K.

(3)
No awards were granted under the First National Incentive Plan (“FNIP”) for the fiscal year ended December 31, 2008 due to the bank’s reduced profitability. Amounts awarded for the fiscal year ended December 31, 2007 under the FNIP were paid in the subsequent fiscal year.

(4)
The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named officer. All other compensation includes the following items: (a) premiums for the portion of the death benefits shared by the company with the named executive officers pursuant to bank owned life insurance, (b) premiums for life, accident and long-term disability insurance policies, (c) the dollar amount recognized for financial statement reporting purposes for shares allocated to each named executive officer under the First National Employee Stock Ownership Plan, (d) company contributions under the 401k plan, (e) car allowance or value attributable to personal use of company provided automobiles, (f) club dues, (g) in the case of Mr. Calvert, premiums for keyman life insurance and medical and dental insurance coverage, (h) in the case of Mr. Whaley, premiums for health insurance coverage and (i) in the case of Mr. Whaley, the conversion of warrants to purchase shares of Carolina National stock into cash of approximately $155,000 as part of the acquisition of Carolina National, pursuant to the terms of the merger agreement approved by the shareholders of First National and Carolina National to effect the acquisition of Carolina National, effective January 31, 2008.

(5)
Mr. Whaley became an executive officer of First National following the acquisition of Carolina National, effective January 31, 2008. On January 30, 2009, Mr. Whaley notified First National of his resignation as Executive Vice President, effective January 30, 2009.

Employment Agreements

The company recognizes that the named executive officers’ contributions to the growth and success of the company are substantial.  The company desires to provide for the continued employment of the named executive officers, to reinforce and encourage the continued dedication of these individuals to the company and to promote the best interest of the company and its shareholders.

On December 31, 2008, First National Bancshares, Inc., and its wholly-owned subsidiary, First National Bank of the South, entered into an employment agreement with Jerry L. Calvert to serve as the President and Chief Executive Officer of the company and its bank subsidiary.  This agreement is for a term of three years and is extended automatically at the end of each year so that the remaining term continues to be three years.  Under the agreement, Mr. Calvert receives a base salary of not less than $286,000 per year, which may be increased from time to time with the approval from the board of directors. He also receives his medical insurance premium.  He is eligible to receive an annual cash bonus of up to 50% of his base salary based on the accomplishment of performance goals established by the board of directors. For the year ended December 31, 2008, no cash bonus was awarded due to the bank’s reduced profitability.  Mr. Calvert is entitled to a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries and an accident liability policy totaling $1,000,000.  Mr. Calvert will receive an automobile or an automobile allowance and is entitled to participate in all retirement, welfare, and other benefit plans of the company and the bank.  During his employment and for a period of one year thereafter, or during any period that Mr. Calvert is receiving a severance payment under the agreement, he is prohibited from (a) competing with the company or the bank within a radius of 40 miles of the main office or any branch or loan production office; (b) soliciting the company’s or the bank’s customers for a competing business; or (c) soliciting the company’s or bank’s employees for a competing business.

If we terminate the employee agreement for Mr. Calvert without cause before or after a change in control, or if Mr. Calvert terminates his agreement for good reason within the 90-day period beginning on the 30th day after a change in control or within the 90-day period beginning on the one year anniversary of a change in control, he will be entitled to severance in an amount equal to his then current monthly base salary multiplied by 36 (24 for a termination without cause), plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

On December 31, 2008, First National Bancshares, Inc. and its wholly owned subsidiary, First National Bank of the South, also entered into employment agreements with Kitty B. Payne and David H. Zabriskie.  Pursuant to the agreements, Ms. Payne serves as an Executive Vice President and the Chief Financial Officer of the company and the bank and receives a minimum annual base salary of $164,000 and Mr. Zabriskie serves as an Executive Vice President and Senior Lending Officer of the bank and receives a minimum annual base salary of $180,000.  Each executive’s annual base salary may be increased from time to time with the approval of the board of directors, but may not be decreased.

Each agreement is for a term of two years and is extended automatically at the end of each year so that the remaining term continues to be two years; however, the executive or the employer may at any time fix the term to a finite period of two years.  Each executive is entitled to participate in all employee benefit plans or programs of the company and its bank subsidiary, as well as club dues.  In addition, the terms of the agreement entitle Mr. Zabriskie to the use of an automobile owned or leased by the bank.  During each executive’s employment and for a period of one year thereafter, each executive is prohibited from (a) competing with the company or the bank within a radius of 30 miles of any office or branch; (b) soliciting the company’s or bank’s customers for a competing business; or (c) soliciting the company’s or the bank’s employees for a competing business.  Notwithstanding the foregoing, each executive may serve as an officer of or consultant to a depository institution or holding company with offices in the restricted territory, if such employment does not involve the restricted territory.

If we terminate the employment agreements for Ms. Payne or Mr. Zabriskie without cause before or after a change in control, or if Ms. Payne or Mr. Zabriskie terminate their agreement for good reason within the 90-day period beginning on the 30th day after a change in control, they will be entitled to severance in an amount equal to their then current monthly base salary multiplied by 12, plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

On January 31, 2008, First National Bank of the South entered into an employment agreement with Roger B. Whaley to serve as Executive Vice President for Special Projects at a salary of $200,000 annually.  This agreement was for a term of one year.  During that year, Mr. Whaley was entitled to participate in all employee benefit plans or programs, as well as club dues, automobile allowance and health insurance premiums.  During his employment and for a period of one year thereafter, Mr. Whaley is prohibited from (a) competing with the bank within a radius of 20 miles of any office or branch of the bank, (b) soliciting the bank’s customers for a competing business; or (c) soliciting the bank’s employees for a competing business. On January 30, 2009, Mr. Whaley notified First National of his resignation as Executive Vice President, effective January 30, 2009.

On February 1, 2009, First National Bank of the South entered into a consulting agreement with Mr. Whaley for a term of six months to terminate on July 31, 2009.  Mr. Whaley’s compensation for this six-month period is $100,000 to be paid in a lump sum on February 1, 2009.  Should Mr. Whaley cease to perform the services described in his consulting agreement prior to the expiration date of the agreement, he will reimburse the bank a pro rata portion of the compensation for the remaining days.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2008, as well as the related exercise prices and expiration dates. Options are granted pursuant to the company’s stock option plan.

Option Awards					Stock Awards

					Number of	Market Value of
	Number of Securities Underlying		Option	Option	Shares or Units of	Shares or Units of
	Unexercised Options		Exercise	Expiration	Stock that	Stock that Have
Name	Exercisable	Non-exercisable(1)	Price	Date	Have Not Vested(2)	Not Vested(2)
Jerry L. Calvert	153,117	-	$3.92	3/27/2010	-	-
	-	-	-	-	426	$877

Kitty B. Payne	12,760	-	$3.92	3/27/2010	-	-
	2,552	-	$4.23	12/3/2011	-	-
	2,552	1,701	$14.99	1/31/2015	-	-
	-	-		-	352	$726

Roger B. Whaley	94,968	-	$6.81	7/15/2012	-	-
	2,936	-	$11.08	7/1/2017	-	-
David H. Zabriskie	25,520	-	$3.92	3/27/2010	-	-
	2,552	-	$4.23	12/3/2011	-	-
	2,552	1,701	$14.99	1/31/2015	-	-
	-	-		-	381	$787

(1)
Options granted pursuant to the company’s stock option plan expire ten years from the date of grant and vest at a rate of 20% each year on the first five anniversaries of the date of grant, except for Mr. Whaley. Mr. Whaley’s options were originally granted under the Carolina National Stock Option Plan, which was absorbed into the First National Bancshares, Inc. 2000 Stock Incentive Plan as part of the acquisition effective January 31, 2008.  These options vested fully at the acquisition date.  On January 30, 2009, Mr. Whaley notified First National of his resignation as Executive Vice President, effective January 30, 2009.

(2)
Each named executive officer, except for Mr. Whaley, fully vests in the shares allocated pursuant to the First National Employee Stock Ownership Plan after seven years of service with 20% of the shares allocated vesting each year, beginning with the third year of service. As of December 31, 2008, each named executive officer had been credited with four full years of service.

Option Grants in Last Fiscal Year

For the year ended December 31, 2008, no options were granted to the named executive officers.

Director Compensation

The following table shows the fees paid to each of the following directors for board meeting and committee meeting attendance in 2008.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
C. Dan Adams, Chairman	$23,900	-	-	-	$23,900
Mellnee G. Buchheit	12,300	-	-	-	12,300
Jerry L. Calvert, Vice Chairman(3)	-	-	-	-	-
Martha C. Chapman	11,100	-	-	-	11,100
W. Russel Floyd, Jr.	16,700	-	-	-	16,700
Dr. C. Tyrone Gilmore, Sr.	17,100	-	-	-	17,100
Gaines W. Hammond, Jr.(1)	3,900	-	-	-	3,900
William Hudson(2)	25,100	-	-	-	25,100
Benjamin R. Hines	22,700	-	-	-	22,700
I. S. Leevy Johnson(4)	9,100	-	-	-	9,100
Norman F. Pulliam, Chairman Emeritus	14,700	-	-	-	14,700
Joel A. Smith, III(4)	9,600	-	-	-	9,600
Robert E. Staton, Sr.(4)	18,300	-	-	-	18,300
William H. Stern(4)	16,400	-	-	-	16,400
Peter E. Weisman	20,700	-	-	-	20,700
Donald B. Wildman	13,100	-	-	-	13,100
Coleman L. Young, Jr.	$25,500	-	-	-	$25,500

(1)	Dr. Hammond resigned from the board on April 23, 2008. The resignation was not due to disagreements with the company.
(2)	Mr. Hudson resigned from the board on February 27, 2009. The resignation was not due to disagreements with the company.
(3)	Mr. Calvert does not receive compensation for board meetings attended in his role as our President and CEO.
(4)	Mr. Johnson, Mr. Smith, Mr. Staton and Mr. Stern became members of the board of directors in February 2008 pursuant to the acquisition of Carolina National effective January 31, 2008.

During 2008, we paid our outside directors $800 for each board meeting they attended, with the exception of the January 2008 board meeting, for which they received $700.  Our directors were also paid $400 for each committee meeting they attended. Effective February 28, 2009, the board of directors voted to suspend the payment of future board fees due to the bank’s reduced profitability.

Security Ownership of Certain Beneficial Owners and Management

The following table shows how much of our common stock is considered to be beneficially owned by the directors, named executive officers, and owners of more than 5% of the outstanding common stock, as of June 5, 2009.  Unless otherwise indicated, the address of each beneficial owner is c/o First National Bancshares, Inc., 215 North Pine Street, Spartanburg, South Carolina 29302.

	Shares Beneficially	Right To
Name	Owned (1)	Acquire (2)	Percent (3)
C. Dan Adams (4)	149,860	85,065	3.68%
Mellnee G. Buchheit	85,646	51,039	2.15%
Jerry L. Calvert (5)	79,106	204,156	4.36%
Martha C. Chapman(13)	80,582	-	1.28%
W. Russel Floyd, Jr. (6)	100,499	51,039	2.39%
Dr. C. Tyrone Gilmore, Sr.	25,835	17,013	0.68%
Benjamin R. Hines (7)	114,270	71,455	2.92%
I.S. Leevy Johnson	18,470	2,248	0.33%
Kitty B. Payne (8)	12,760	18,658	0.50%
Norman F. Pulliam	181,050	102,078	4.42%
Joel A. Smith, III	27,860	2,935	0.49%
Robert E. Staton, Sr.	24,627	2,935	0.44%
William H. Stern	107,764	4,563	1.78%
Peter E. Weisman (9)	87,445	56,143	2.26%
Roger B. Whaley (12)	17,735	97,904	1.81%
Donald B. Wildman (10)	60,234	34,026	1.49%
Coleman L. Young, Jr. (11)	74,687	42,533	1.85%
David H. Zabriskie	6,590	31,418	0.60%

All directors & executive officers as a group (18 persons)	1,255,020	875,208	29.70%

(1)	Includes shares for which the named person:
•has sole voting and investment power,
•has shared voting and investment power with a spouse or other family member in trust, or
•holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
•does not include shares that may be acquired by exercising stock options or warrants.
(2)
Includes shares that may be acquired within the next 60 days by exercising vested stock options or warrants, but does not include any other stock options or warrants.  See Note 17 – Stock Compensation Plans to the company’s audited financial statements for the fiscal year ended December 31, 2008, included in the company’s Annual Report on Form 10K for more details on the beneficial owners’ right to acquire additional shares of common stock.

(3)
Based on 6,403,679 shares of common stock of the company outstanding as of the record date of June 5, 2009, less 106,981 shares held in treasury by the company, plus the number of shares which the named person exercising all options or warrants has the right to acquire within 60 days, but that no other persons exercise any options or warrants.

(4)	Includes 84 shares in trust each for Carey Adams and Abby Adams, in which he acts as custodian. Includes 55,834 shares pledged as collateral for loans.
(5)
Includes 254 shares owned by his son Jerry Calvert, Jr., 254 shares owned by his son Timothy R. Calvert and 254 shares owned by his daughter Casey M. Calvert, all in a trust in which he acts as trustee. Includes 15,056 shares pledged as collateral for loans.

(6)	Includes 2,971 shares in trust each for Whitley Stevens Floyd and Frances Hunter Floyd, in which he acts as custodian.
(7)	Includes 107,182 shares held in the name of The Hines Family Ltd Partnership, of which Mr. Hines is the sole voting member.
(8)	Includes 12,759 shares pledged as collateral for loans.
(9)	Includes 680 shares in trust for William Desvallees and 680 shares for Lucie Desvallees for which he acts as custodian.
(10)	Includes 1,095 shares in trust for William Reid Wildman for which he acts as custodian.
(11)	Includes 63,799 shares held in the name of the Coleman Young Family Limited Partnership, of which Mr. Young is the sole owner and voting member.
(12)	On January 30, 2009, Mr. Whaley notified First National of his resignation as Executive Vice President, effective January 30, 2009.
(13)	Shares are held in the name of the Martha C. Chapman Revocable Trust, of which Ms. Chapman acts as trustee.

Corporate Governance

We periodically review our corporate governance policies and procedures which are designed to establish high standards of ethical conduct and provide that we report results with accuracy and transparency and maintain full compliance with the laws, rules and regulations that govern our operations.  As part of this periodic review, the board of directors reviews and adopts best corporate governance policies and practices for us.

Code of Ethics

We have adopted a Code of Ethics that is designed to ensure that our directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Ethics requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.  Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

As a mechanism to encourage compliance with the Code of Ethics, we have adopted a policy regarding our method of receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters.  This policy ensures that employees may submit concerns in good faith regarding questionable accounting or auditing matters in a confidential and anonymous manner without fear of dismissal or retaliation of any kind.  A copy of the Code of Ethics can be found in the investor relations section of  our website, www.fnbwecandothat.com.

Meetings and Committees of the Board of Directors

Our board of directors has appointed a number of committees, including an audit committee, compensation committee, and a nominating committee.  During the year ended December 31, 2008, our board and our bank’s board of directors held fourteen meetings.  The board of directors has determined, based on recommendation from the audit committee, that each of our directors is independent, as contemplated in the listing standards of the NASDAQ Global Market, except our CEO due to his service as our employee and Donald B. Wildman due to his role in the management of related party entities.  In addition, effective March 23, 2009, Joel A. Smith, III entered into an agreement with the company to undertake executive management consulting responsibilities as requested by our board of directors.  While Mr. Smith serves in this capacity, he cannot be considered independent.  All of our directors and the directors of the bank attended at least 75% of the aggregate of such board and committee meetings. We note that the following directors began their service on our board and its various committees, as discussed below, in February of 2008, following our acquisition of Carolina National On January 31, 2008:  I.S. Leevy Johnson, Joel A. Smith, III, William H. Stern and Robert E. Staton, Sr.  Our board has adopted an attendance policy which requires our directors to attend the annual meeting unless the absence is excused in advance by our board chairman. All of our directors attended our 2008 annual meeting. We have established a process for our shareholders to send communications to our directors.  Each of our directors may receive mail at the location of our principal executive offices at 215 North Pine Street, Spartanburg, South Carolina 29302.

Audit Committee

The audit committee is composed of Coleman L. Young, Jr. (Chairman), Mellnee G. Buchheit, Dr. C. Tyrone Gilmore, Sr., Benjamin R. Hines, I. S. Leevy Johnson, and W. Russel Floyd, Jr.  Joel A. Smith, III served as a member of the audit committee until his resignation from the committee on March 23, 2009 to serve the bank in a consulting role, as described above.  The audit committee met four times in 2008.  Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market.

The functions of the audit committee are set forth in its charter, which is included as Appendix A to this proxy statement.  The initial charter was adopted in March 2000 and was most recently ratified by the audit committee in March 2009 with no amendments.  The audit committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The audit committee reports its findings to the board of directors.

Compensation Committee

The compensation committee is composed of Mellnee G. Buchheit, Martha C. Chapman, Norman F. Pulliam, C. Dan Adams, Robert E. Staton, Sr. (Chairman), William H. Stern, and Coleman L. Young, Jr.  The compensation committee met four times in 2008.  Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market.  The compensation committee does not operate under a formal charter.

The primary objectives of the compensation committee with respect to the compensation of the company’s named executive officers are to attract, motivate and retain talented and dedicated executives and to foster a team orientation toward the achievement of company-wide business objectives which are designed to enhance shareholder value. The company compensates its named executive officers primarily through a combination of base salary and annual bonus and secondarily through equity compensation and perquisites. Due to the company’s reduced profitability for 2008, an annual bonus was not awarded to the named executive officers in 2009. The compensation committee has established certain general elements as part of its compensation philosophy to achieve these goals with respect to the named executive officers as follows: providing competitive base salaries and annual bonus targets, which are designed to reward achievement of company financial performance objectives as well as individual managerial effectiveness and offering equity incentives for the named executive officers. As a result, the compensation package of the named executive officers is designed to proportionately reward higher performance.

In arriving at the overall compensation package structure for the named executive officers, the compensation committee routinely utilizes third party information, including compensation data obtained from surveys of compensation practices for a cross-section of the banking industry, considering diverse performance, capital structure and competitive challenges.

The base salary of the named executive officers of the company is intended to provide a competitive base level of pay for the services they provide. The base salaries for our named executive officers are established after reviewing each officer’s individual performance, as well as compensation data including base salary information for a group of comparable high-performing peer banks selected using factors such as financial performance, market presence and plans for growth. The company believes that the fixed base annual salary levels of the named executive officers helps the company to retain qualified executives and provides a level of income stability for the named executive officers that may lessen potential pressures to take excessive risks to achieve performance measures under incentive compensation arrangements. The company has historically increased the base salaries of its current named executive officers annually since the bank’s opening.

The minimum base salaries of the named executive officers are specified in the employment agreements executed by each of the named executive officers, are subject to review annually by the compensation committee and are ratified by the company’s board of directors. The current base salary of each of the named executive officers, which is set forth in the Summary Compensation Table, has not increased subsequent to the execution of the executives’ employment agreements due to the reduced profitability of the company in 2008. The amount of any future increase in each named executive officers’ salary would be determined after consideration of the third party information described above and after evaluation of the individual executive’s performance, and the future performance of the company.

Nominating Committee

The nominating committee is composed of C. Dan Adams (Chairman), W. Russel Floyd, Jr., Coleman L. Young, Jr., and Robert E. Staton, Sr.  Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market.  The nominating committee acts under a written charter adopted by the board of directors.  A copy of the charter is available in the investor relations section of our website at www.fnbwecandothat.com. The nominating committee met one time in 2008.

Our nominating committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws.  In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our boards.  While no single qualification is determinative, the nominating committee shall consider the skills and background needed by the company and possessed by the person, diversity of the board, actual or potential conflicts of interest, and the willingness and ability to devote time and energy to the duties of a director.  The nominating committee uses these criteria in evaluating the qualifications of director candidates in addition to any other factor relevant to a person’s potential service on the board of directors.  At least annually, the nominating committee reviews and reassesses director fees and qualifications and recommends any proposed changes to the board of directors.

Shareholders must deliver nominations in writing either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the Secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, following the close of business on the seventh day after notice of the date on which notice of such special meeting is given to the shareholder.  Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Our nominating committee uses a variety of methods for identifying and evaluating nominees for director.  The nominating committee regularly assesses the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the nominating committee considers various potential candidates for director.  Candidates may come to their attention through current members of the Board, shareholders, or other persons.  These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year.  The nominating committee considers all properly submitted shareholder recommendations for candidates.  In evaluating such recommendations, the nominating committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

The report of the audit committee is included herein at the direction of its members Coleman L. Young, Jr., Chairman, Mellnee G. Buchheit, W. Russel Floyd, Jr., Dr. C. Tyrone Gilmore, Sr., Benjamin R. Hines, I. S. Leevy Johnson and Joel A. Smith, III, who served as a member of the audit committee until his resignation from the committee on March 23, 2009. Effective March 23, 2009, Joel A. Smith, III entered into an agreement with the bank to undertake executive management consulting responsibilities as requested by the board of directors.  While Mr. Smith serves in this capacity, he cannot be considered independent. Each of these members is considered independent as contemplated in the listing standards of the NASDAQ Global Market and in applicable SEC rules.

The audit committee has reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2008.  Management has the primary responsibility for our financial statements and the financial reporting process, including the system of internal controls over financial reporting.  Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 61 “Communication with Audit Committees”, as amended by SAS No. 90 “Audit Committee Communications”.  The audit committee also has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with our independent auditors the independent registered public accounting firm’s independence from us and our management.  In reliance on the reviews and discussions referred to above, the audit committee recommended to our  board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

In addition to its responsibilities described above with regard to communications with management and the independent registered public accounting firm, the audit committee’s responsibilities also include reviewing the company’s annual and quarterly financial statements prior to filing or distribution, discussing the results of the annual audit and reviewing the quarterly Chief Executive Officer and Chief Financial Officer certifications.  The Audit Committee Charter includes a comprehensive Scope of Responsibilities detailing the committee’s responsibilities and is included as Appendix A to this proxy statement.

The board of directors believes that each current member of our audit committee is financially literate and fully qualified to monitor the performance of management, our public disclosures of our financial condition and performance, our internal accounting operations, and our independent registered public accounting firm.  The audit committee does not include an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission as no individual committee member meets the five attributes and qualifies as an “audit committee financial expert”.  However, we believe that our committee members collectively are capable of (i) an understanding of GAAP and financial statements, (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and complexity of issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be inherent in our financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions, all of which are attributes of an “audit committee financial expert” under the current rules adopted by the SEC.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit committee recommends to the board of directors the appointment of the independent registered public accounting firm for the next year, reviews and approves the independent registered public accounting firm’s audit plans, and reviews with the independent registered public accounting firm the results of the audit and management’s responses.  The audit committee has adopted pre-approval policies and procedures for audit and non-audit services.  The pre-approval process requires all services to be performed by our independent registered public accounting firm to be approved in advance by the audit committee, regardless of amount.  These services may include audit services, audit-related services, tax services and other services.  As part of the pre-approval process, our audit committee considers the nature of the services to be provided and evaluates the likelihood that the approval of these services will impair the independence of the independent registered public accounting firm in determining whether to approve the services to be performed by the independent registered public accounting firm.  The audit committee pre-approved the audit engagement, all audit-related engagements and all tax engagements for the services of Elliott Davis, LLC, our independent registered public accounting firm, paid during 2008 and 2007.

Consolidated Audit Fees

The aggregate fees billed for professional services rendered by Elliott Davis, LLC during the years ended 2008 and 2007 for the audit of our annual financial statements and reviews of those financial statements included in our quarterly reports filed on SEC Form 10-Q, as well as Form 10-K, respectively, totaled $105,000 and $60,000, respectively.  For the year ended December 31, 2008, these services included $10,000 in fees for the audit of the consolidated financial statements of Carolina National and its wholly-owned subsidiary, Carolina National Bank and Trust, as of and for the year ended December 31, 2007, prior to its merger with and into First National, effective January 31, 2008.

Audit — Related Fees

The aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the years ended December 31, 2008 and 2007, were $25,500 and $116,100, respectively.   For the year ended December 31, 2008, these fees included $12,700 for services related to First National’s acquisition of Carolina National.  For the year ended December 31, 2007, these services include the assistance related to reviewing and analyzing the tax and accounting treatment of the sale/leaseback transactions completed in February and October 2007.  For the year ended December 31, 2007, these services also included the assistance related to providing comfort related to the offering of our noncumulative perpetual preferred stock completed in July 2007 and the review of the prospectus/joint proxy statement filed in November 2007 for our acquisition of Carolina National.

Tax Fees

We did not engage Elliott Davis, LLC to provide, and the independent registered public accounting firm did not bill for, any tax services for First National during the year ended December 31, 2008 or 2007.  The aggregate fees billed for professional services rendered by Elliott Davis, LLC during the year ended 2008 for tax services for Carolina National during the years ended December 31, 2008 and 2007, totaled $800 and $4,300, respectively.

All Other Fees

We did not engage the independent registered public accounting firm to provide, and the independent registered public accounting firm did not bill for, any other services during the years ended December 31, 2008 or 2007.

Certain Relationships and Related Transactions
Interests of Management and Others in Certain Transactions

We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these related party transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectability nor present other unfavorable features to us or the bank.  Loans to individual directors and officers must also comply with our bank subsidiary lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.  Director independence is reviewed on an annual basis by the audit committee.

In February 2007, we entered into a transaction with a related party entity to sell and subsequently lease back from the entity certain real properties previously owned by our bank subsidiary for a price of $5.45 million.  The related party entity is a limited liability company owned by a group of eight investors who serve as non-management directors of the company and our bank subsidiary as follows: Benjamin R. Hines, C. Dan Adams, Norman F. Pulliam, Mellnee Buchheit, the Coleman Young Family Limited Partnership, a limited partnership of which Coleman L. Young, Jr. is the sole owner and voting member, Weisman Associates Limited Partnership, a limited partnership of which Peter E. Weisman is the sole owner and voting member, Donald B. Wildman (as managing member) and W. Russel Floyd, Jr.    The transaction was approved by the board of directors of our bank subsidiary.

In October 2007, we entered into a transaction with a related party entity to sell and subsequently lease back from the entity certain real properties previously owned by our bank subsidiary for a price of $3.6 million.  The related party entity is a limited liability company owned by a group of nine investors, eight of which serve as non-management directors of the company and our bank subsidiary as follows:  C. Dan Adams, Norman F. Pulliam, Donald B. Wildman (as managing member), Mellnee Buchheit, the Coleman Young Family Limited Partnership, Peter E. Weisman and Benjamin R. Hines.  Each investor has a one-ninth interest in the limited liability corporation.  The transaction was approved by the board of directors of our bank subsidiary.

Effective March 23, 2009, Joel A. Smith, III entered into an agreement with the company to undertake executive management consulting responsibilities in addition to his service as a member of the board of directors as requested by our board of directors.  The term of the consulting agreement is open-ended, with either party having the right to terminate the agreement with ten days’ written notice to the other party.  As a consultant, Mr. Smith reports to the chairman of the board of directors.  Mr. Smith will receive compensation for these services based on a daily rate set forth in the agreement. In his consulting role, Mr. Smith does not have the authority to act for or on behalf of the company or to bind the company to any contract except as granted by the express written consent of the board of directors.  While Mr. Smith serves in this capacity, he cannot be considered an independent member of the board of directors.

The company has a written policy contained in its Code of Ethics which describes the procedures for reviewing transactions between the company and its directors and executive officers, their immediate family members and entities with which they have a position or relationship.  These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

The company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.  The company’s management annually reviews all transactions and relationships disclosed in the director and officer questionnaires, and the board of directors makes a formal determination regarding each director’s independence under NASDAQ Global Market listing standards and applicable SEC rules.

In addition, the company’s bank subsidiary is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates.  The bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.  Under Regulation O, the bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests.  Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

In addition to the annual review, the company’s Code of Ethics requires that the company’s CEO be notified of any proposed transaction involving a director or executive officer that may present an actual or potential conflict of interest, and that such transaction be presented to and approved by the audit committee.  Upon receiving any notice of a related party transaction involving a director or executive officer, the CEO will discuss the transaction with the Chair of the company’s audit committee.  If the likelihood exists that the transaction would present a conflict of interest or, in the case of a director, impair the director’s independence, the audit committee will review the transaction and its ramifications.  If, in the case of a director, the audit committee determines that the transaction presents a conflict of interest or impairs the director’s independence, the board of directors will determine the appropriate response.  If, in the case of an executive officer, the audit committee determines that the transaction presents a conflict of interest, the audit committee will determine the appropriate response.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common and preferred stock and any changes in ownership to the SEC.  Based on a review of Forms 3, 4, and 5 and any written representations made to us, it appears that these forms were filed in a timely fashion during 2008.

Independent Registered Public Accounting Firm

We have selected Elliott Davis, LLC to serve as our independent registered public accounting firm for the year ending December 31, 2009.  We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she desires to do so.

Shareholder Proposals for the 2010 Annual Meeting of Shareholders

We currently intend to hold our 2010 annual meeting in 2010. If shareholders wish to include a proposal in our proxy statement relating to the 2010 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 26, 2009.  To ensure we have prompt receipt, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Any shareholder proposal to be made at our annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws.  Proposals must be delivered to our principal executive offices not less than 30 nor more than 60 days before the annual meeting provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered no later than 10 days after notice of the annual meeting is mailed to shareholders.

June 5, 2009

Appendix A

First National Bancshares, Inc.
Charter of the Audit Committee of the Board of Directors

Audit Committee Charter

The board of directors of the company has delegated to the Audit Committee the Board’s responsibility for monitoring the audit function of the company, which includes the selection of independent auditors, determination of the independence of the independent auditors, and internal auditing and internal accounting controls.

Members of the Audit Committee shall discharge their committee duties using their business judgment in accordance with standards prescribed for directors by applicable state corporate law and rules adopted from time to time by the Securities and Exchange Commission.

Membership of the Audit Committee

The Audit Committee is made up of three or more members of the board of directors  who meet applicable independence standards and have the ability to read and understand basic financial statements.

Members of the Audit Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

Scope of Responsibilities

1.
Recommend to the board of directors the selection of the company’s independent accountants, who shall be accountable to the board of directors and the Audit Committee, and, when appropriate, their dismissal.

2.	Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the board of directors.

3.
On an annual basis, in conjunction with commencement of the annual audit, review the independent auditors’ audit plan and consider its scope, staffing, reliance upon management and internal audit functions, general audit approach, and the methods, practices, and policies governing the audit work.

4.	Review the budget, audit plans, changes in audit plans, activities, organizational structure, and qualifications of the internal audit department, as needed.

5.	Approve all fees and other compensation (subject to de minimis exceptions as defined by law for non-audit services) to be paid to the independent auditors.

6.
Pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations.  The Audit Committee may delegate its authority to pre-approve nonaudit services to one or more designated Audit Committee members.  The decisions of the designated member(s) shall be presented to, and ratified by, the full Audit Committee at the next subsequent meeting.

7.
In consultation with management, the independent auditors, and the internal auditors, review management’s periodic evaluations of the company’s financial reporting processes and controls, including disclosure controls and procedures and internal controls, and all reports or attestations of the independent auditors on the company’s internal controls.  Review significant financial risk exposures identified in such reports and the steps management has taken to monitor, control, and report such exposures.  Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

8.
Meet with the independent accountants to review:  (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the company. Establish a communications channel for the independent accountants to be able to contact the Audit Committee directly without going through management.

9.
Meet with the internal auditors to review:  (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating, and accounting policies of the company.  Establish a communications channel for the internal auditors to be able to contact the Audit Committee directly without going through management.

10.	Review and approve all significant proposed accounting changes.

11.
Review and discuss with management and the independent auditors the company’s annual audited financial statements prior to the filing of its Annual Report on Form 10-K, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.”  Report to the board of directors the Audit Committee’s recommendation of whether to include the audited financial statements in the company’s Annual Report on Form 10-K.

12.
Review and discuss with management and the independent auditor the company’s quarterly financial statements prior to the filing of its Annual Report on Form 10-Q, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.”

13.	Investigate any matter which the Audit Committee deems to be in the interest of the company and report its findings to the board of directors.

14.	Review and approve any Audit Committee report to be included in the company’s proxy statement.

15.
Discuss with management the company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies.  Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

16.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the company’s financial statements.

17.
Prior to releasing the annual audit report, discuss with the independent auditor the matters required to be discussed by Statement and Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

18.
Review with the Chief Executive Officer, President, Chief Financial Officer, financial and other relevant management, and the independent auditors the company’s annual and quarterly certifications as required by applicable regulations.  Discuss (1) any significant deficiencies identified to the Audit Committee in the design or operation of financial accounting, reporting, disclosure controls and procedures, and internal controls, (2) the process used by the officers to certify the annual and quarterly reports, (3) any material issues or risk exposures identified during the certification process, and (4) the steps management has taken to monitor, control, and report such exposures and control deficiencies.

19.
Receive and review with the independent auditors quarterly reports, and other reports if requested by the Audit Committee from time to time, prepared by the independent auditors concerning (i) the critical accounting policies and practices of the company and (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications and preferred treatment of such information.  Direct the independent auditors to provide to the Audit Committee, at the time they are sent to management, all material written communications between the independent auditors and management.

20.
At least annually, obtain and review a report by the independent auditors describing (1) the independent auditors’ internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the company, so that the Audit Committee can assess the auditors’ independence.

21.
Ensure the rotation of the audit partners as required by law. At least annually, review and discuss with the independent auditors all relationships they have with the company, including the provision of non-audit services, and the necessity for rotation of independent auditor personnel.

22.
Establish procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters.  Establish procedures for the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

23.	Establish policies concerning the employment of employees and former employees of the independent auditors, including policies addressing legal requirements.

24.	Review related party transactions on a quarterly basis and approve only those which do not create or intensify existing conflicts.

Audit Committee Activities

1.	The Audit Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2.	Meetings of the Audit Committee shall be open only to members of the Audit Committee and those invited to be present by the Audit Committee.

3.	The Audit Committee is authorized to employ and consult with accountants, attorneys, and other professionals to assist it.

4.
The Audit Committee may meet together with the audit committees of the company’s subsidiaries but no person who is not a member of the company’s audit committee shall be entitled to vote on any matter considered by the Audit Committee.

5.	The Audit Committee shall have unlimited access to all employees, books, and records of the company.

6.	The Audit Committee shall report its activities and recommendations to the board of directors at any regular or special meeting of the board of directors.

7.
The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Audit Committee shall annually review the Audit Committee’s own performance.

8.	Discuss with the company’s general counsel legal matters that may have a material impact on the financial statements or the company’s compliance policies.

Amendment or Repeal of Charter

The board of directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

Limitation of the Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent auditor.

Ratified March 2009

REVOCABLE PROXY

First National Bancshares, Inc.

ANNUAL MEETING OF SHAREHOLDERS
July 14, 2009
10:00 A.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Jerry L. Calvert and C. Dan Adams, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of First National Bancshares, Inc. that the undersigned would be entitled to vote at our Annual Meeting of Shareholders of the Company to be held at the Spartanburg Marriott at Renaissance Park, at 299 North Church Street, Spartanburg, SC 29306 at 10:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

FIRST NATIONAL BANCSHARES, INC. — ANNUAL MEETING, JULY 14, 2009

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/6430

You can vote in one of three ways:

1. Call **toll free 1-866-358-4700** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.proxyvotenow.com/fnsc** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

6430

X PLEASE MARK VOTES AS IN THIS EXAMPLE

Revocable Proxy
First National Bancshares, Inc.

Annual Meeting of Shareholders
JULY 14, 2009

	For	Withhold All	For All Except
1. PROPOSAL to elect the five identified directors to serve for terms as described:	☐	☐	☐

Class I for three-year terms:
(01) Jerry L. Calvert
(02) Mellnee G. Buchheit
(03) W. Russel Floyd, Jr.
(04) I.S. Leevy Johnson
(05) Norman F. Pulliam

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "for" Proposal No. 1 to elect the five identified Class I directors to serve on the Board of Directors for three- year terms, and (ii) "for" Proposal No. 2 to approve the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock; and (iii) to authorize the board to adjourn the annual meeting for further solicitation of proxies, if necessary to approve the amendment to the Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

Mark here if you plan to attend the meeting ☐

Mark here for address change and note change ☐

____
____
____

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., July 14, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., July 14, 2009:

1-866-358-4700

Vote by Internet

anytime prior to 3 a.m., July 14, 2009 go to

https://www.proxyvotenow.com/fnsc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS: http://www.cfpproxy.com/6430

Your vote is important!